Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: Jennifer Weingartner, Director of Investor Relations
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jweingartner@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Acquires 118,360 Square Foot

Kroger-Anchored Shopping Center in Ohio

CINCINNATI, OH, August 8, 2012 — Phillips Edison – ARC Shopping Center REIT Inc. (“the Company”), a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers, today announced that, through its joint venture, PECO-ARC Institutional Joint Venture I, LP, it has closed on the acquisition of Sidney Towne Center, a 118,360 square foot Kroger grocery store-anchored shopping center, bringing the Company’s total portfolio to 16 properties with an aggregate purchase price of approximately $157.3 million.

Sidney Towne Center is located in Sidney, Ohio, which is approximately 38 miles north of Dayton, Ohio. The shopping center is 98.5 percent occupied and anchored by an 89,715 square foot Kroger grocery store, which includes a Kroger fuel pad at this location. Kroger, the No. 1 grocer by market share in the Dayton, Ohio area, is on a long-term lease through September 2021. When combined with the Kroger grocery store lease, 90 percent of rents from the property come from national tenants such as Buffalo Wild Wings, Aarons Rents, and Anytime Fitness.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of August 8, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 16 grocery-anchored shopping centers totaling 1,491,130 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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